Exhibit 10.1

Execution Version

ATARA BIOTHERAPEUTICS, INC.

August 12, 2024

Pascal Touchon

Re: Transition, Separation and Consulting Agreement

Dear Pascal:

This letter sets forth the terms of the transition, separation and consulting agreement (this “Agreement”) that Atara Biotherapeutics, Inc. (the “Company”) is offering to you to aid in your voluntary resignation from the Company.

1. Effective Date of this Agreement. This Agreement will be effective, and you hereby consent to the terms and conditions herein, on the date you execute the Agreement (the “Transition Date”); provided that you must return an executed copy of this Agreement to the Company within five (5) business days from the date of this Agreement.

2. Separation Date / Early Separation Date. You agree and acknowledge that you have provided the Company with notice of your voluntary employment resignation, and that your Company employment will terminate on September 9, 2024 by way of such voluntary resignation (the “Separation Date”), unless your employment is terminated sooner pursuant to Section 3(b) below. If your employment termination occurs earlier than the Separation Date, the actual date of termination shall become the “Early Separation Date” for purposes of this Agreement. As of and following the Separation Date (or Early Separation Date, as applicable), (a) you will no longer be employed by the Company as its President and Chief Executive Officer, and (b) except as provided for in Section 4(a) of this Agreement, you will no longer hold any other employment, manager, or officer positions with the Company, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the “Company Group”).

3. Transition Period.

(a) Duties, Base Salary, and Benefits. Between the Transition Date and the Separation Date (or Early Separation date, as applicable) (the “Transition Period”), (i) you agree that you will work with the Company’s Board of Directors (the “Board”) and the incoming President and Chief Executive Officer to complete critical projects and transition your duties and responsibilities, (ii) the Company will continue to pay you your regular base salary, and (iii) you will continue to be eligible to participate in the employee benefit plans in which you are currently enrolled (pursuant to the terms and conditions of those benefit plans).

(b) Employment Termination During the Transition Period. During the Transition Period, you and the Company may mutually agree in writing to accelerate your employment termination date (a “Mutual Accelerated Termination”), the Company may terminate your employment for Cause (as defined in Section 12.1 of that certain Executive Employment Agreement, dated May 24, 2019, entered into by and between you and the Company, as amended on March 1, 2023 (the “Employment Agreement”), or your employment may terminate due to your death or Disability (as defined in Section 12.4 of the Employment Agreement). The Company agrees that as additional consideration for this

Agreement, it will not terminate your employment without Cause during the Transition Period. If, at any time before the Separation Date, the Company terminates your employment for Cause, you resign your employment without a mutual agreement with the Company, or your employment terminates due to your death or Disability, you will not be eligible for the Separation Benefits or Consulting Relationship pursuant to the terms of Sections 4 and 5 below or any other termination or severance benefits.

4. Termination Benefits. Although not otherwise obligated to do so, if: (i) you execute this Agreement in the required time-frame; (ii) (A) you remain a Company employee in good standing through and including the Separation Date and your employment terminates on the Separation Date, or (B) you and the Company agree to a Mutual Accelerated Termination prior to the Separation Date; (iii) on or within twenty-one (21) calendar days following the Separation Date (or Early Separation Date, as applicable), you sign, date, and return to the Company (without alteration), the Secondary General Release of Claims attached hereto as Exhibit A (the “Secondary General Release”); (iv) you allow the Secondary General Release to become effective in accordance with its terms; and (v) you comply with the terms of and your obligations under this Agreement and your other Continuing Obligations owed to the Company Group as detailed in Section 9 below (collectively, Sections 4(i) through 4(iv), the “Conditions”), the Company Group will provide you with the following “Termination Benefits”:

(a) Chairman Role. You will be appointed as Chairman of the Board effective as of the Separation Date. Following the Separation Date and so long as you are a non-employee member of the Board, you will be entitled to participate in the Company’s non-employee director compensation policy, as it may be amended from time to time. For purposes of clarity, if you are entitled to the Termination Benefit under this Section 4(a) of this Agreement on the Separation Date, then Section 1.4 of the Employment Agreement is waived by the Company and shall not be applicable.

(b) Pro-Rata Annual Bonus. You will receive a prorated amount of the Target Bonus Amount (as defined in Section 2.2 of the Employment Agreement) for the 2024 calendar year, calculated as the product of (i) and (ii), where (i) is the Target Bonus Amount and (ii) is the quotient of (A) the number of days elapsed in the 2024 calendar year prior to the date on which your employment termination occurs divided by (B) 365 (the “Pro-Rata Annual Bonus”). The Pro-Rata Annual Bonus shall be paid, less standard payroll deductions and tax withholdings, in a lump sum on the Company’s first administratively practicable payroll date following the Secondary General Release Effective Date (as defined in the Secondary General Release).

5. Consulting Relationship. If you satisfy the Conditions, the Company agrees to retain you, and you agree to provide consulting services for the Company, under the following terms and conditions (the “Consulting Relationship”).

(a) Consulting Period. The Consulting Relationship will be deemed to have begun on the Separation Date (or Early Separation Date, as applicable) (the “Consulting Start Date”) and will terminate on the twelve (12) month anniversary of the Consulting Start Date, unless terminated earlier pursuant to Section 5(i) below (the “Consulting Period”). At the conclusion of the Consulting Period, the Board has the option, in its discretion, of extending the Consulting Period an additional six (6) months.

(b) Consulting Services. You agree to provide transitional consulting services to the Company Group in any area of your expertise, including but not limited to, completing critical projects and transitioning your duties and responsibilities to the incoming President and Chief Executive (together, the “Consulting Services”).

(c) Consulting Fees. As long as you are providing Consulting Services during the Consulting Period, you will receive as consulting fees of $23,000 per month, which will be pro-rated for any partial month of service during the Consulting Period (the “Consulting Fees”). You will submit invoices on a monthly basis, and the Company will provide payment of the Consulting Fees within thirty (30) days after receipt of such invoices.

(d) COBRA Continuation Coverage Payments. If you timely elect continued coverage under COBRA, and subject to Section 5(h) below, the Company will pay your COBRA premiums to continue your group health coverage (including coverage for your eligible dependents, if applicable) (the “COBRA Premiums”) through the period starting on the Consulting Start Date and ending twelve (12) months after the Consulting Start Date, provided, however, that the Company's provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following Consulting Start Date, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including the amount of COBRA Premiums for your eligible dependents) (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(e) Limitations on Authority. In the event you do not become a member of the Board or cease your services on the Board for any reason, then you will have no responsibilities or authority as a consultant to the Company other than as provided above, you will have no authority to bind the Company Group to any contractual obligations, whether written, oral or implied and you agree not to represent or purport to represent the Company Group in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners, or vendors) other than as provided above.

(f) Independent Contractor Relationship. Your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between you and the Company or any member of the Company Group. Other than your eligibility for federal COBRA, you will not be entitled to any of the benefits that the Company Group may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Because you are an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of the Consulting Services and receipt of Consulting Fee under this Agreement, and will indemnify and hold harmless the Company Group with respect to the payment of any and all such taxes. No part of the Consulting Fee will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will report amounts paid to you as Consulting Fees by filing Form 1099-MISC with the Internal Revenue Service as required by law.

(g) Confidential Information and Inventions. In addition to your Continuing Obligations to the Company Group (as detailed in Section 9 below), you agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company Group, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

(h) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company Group, so long as such activities do not present a conflict of interest with the Company Group’s business, or do not interfere with or breach your fiduciary obligations as a Board member, and/or your obligations owed to the Company Group under this Agreement and/or the Continuing Obligations. In addition, you agree that, during the Consulting Period, without the written consent of the Board, you will not perform, or agree to perform (as an employee, advisor, Board member or service provider), any services for any third party that (i) engages, or to your knowledge plans to engage, in any business or activity competitive with that of the Company provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or (ii) engages, or to your knowledge plans to engage, in any material business relationship with the Company.

(i) Early Termination of Consulting Period. The Company may terminate the Consulting Relationship immediately and without prior notice if you breach your obligations owed to the Company Group under this Agreement and/or the Continuing Obligations. For the avoidance of doubt, upon termination of the Consulting Relationship for any reason, you will no longer be eligible for, or receive, any Consulting Fees or the COBRA Premiums.

6. Equity Treatment. For the avoidance of doubt, except as otherwise set forth in this Section 6, your outstanding time-based equity awards shall continue to vest during your period of Continuous Service (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan) in accordance with the terms of the applicable award agreements; provided, that any such awards that remain outstanding upon the occurrence of a Change in Control following the Separation Date (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan) shall become fully vested and exercisable, to the extent applicable, upon such Change in Control. In exchange for a cash payment of $100, you hereby voluntarily forfeit certain outstanding stock option awards previously granted to you by the Company that are set forth on Exhibit B (collectively, the “Waived Equity Awards”). You understand that by forfeiting the Waived Equity Awards, you will have no further rights with respect to the Waived Equity Awards or to the shares of Company common stock underlying the Waived Equity Awards. You further understand that the shares of Company common stock subject to the Waived Equity Awards will become available under the Company’s Amended and Restated 2024 Equity Incentive Plan for future grants to employees, directors and consultants of the Company.

7. No Other Compensation or Benefits. You agree and acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company Group any additional compensation (including base salary, severance, bonus, incentive compensation, commissions, or equity) or benefits prior to, on, or after the Separation Date (or Early Separation Date, as applicable), other than any vested benefits to which you are entitled under broad-based employee benefit plans of the Company Group in which you participate. You additionally agree and acknowledge that as a result of your voluntary employment resignation, you will not be eligible for, and will not receive, any Severance Benefits or CIC Severance Benefits pursuant to the terms and conditions of the Employment Agreement.

8. Return of Company Property. On the date on which you no longer serve as a member of the Board and no longer have the Consulting Relationship, or earlier if requested by the the Board, you agree (1) to return to the Company all Company Group documents (and all copies thereof) and all Company Group property and equipment that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company Group in whatever form (including information in electronic form and all reproductions thereof in whole or in part) and (2) if you have used any personally owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company Group confidential or proprietary data, materials or information, then you must provide the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company Group confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Notwithstanding the foregoing, you will be entitled to retain as your own property as applicable the computer (and related peripherals such as monitors, keyboards, headsets, printers and mouse) and the mobile phone issued to you by the Company so long as all Company Group information, data, documents and applications are certified by a member of the Company’s information technology department as having been deleted or removed from such devices.

9. Continuing Obligations. You acknowledge and reaffirm your continuing obligations owed to the Company Group, including without limitation, pursuant to: (a) your executed January 6, 2021 Proprietary Information and Inventions Agreement entered into with the Company, and (b) any other similar agreement entered into by you and which benefits or may be enforced by the Company or any other member of the Company Group, each of which agreements and obligations remain in full force and effect in accordance with their terms following the Separation Date (or Early Separation Date, as applicable).

10. No Disparagement. Except as permitted by the “Protected Rights” in Section 14 below, you agree not to disparage any member of the Company Group and each of their respective officers, directors, managers, members, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct both its Board members and the Company’s officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage you in any manner likely to be harmful to your business reputation or personal reputation. Nothing in this Section, this Agreement, or any other agreement entered into with the Company Group will be interpreted or construed to prevent you from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, or is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law).

11. No Admissions. The promises and payments in consideration of this Agreement are not and shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12. Cooperation. From and after the date of this Agreement, you agree to cooperate fully with the Company Group, or any member thereof, in connection with its or their actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or in connection with other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company Group; provided, that such cooperation will not unreasonably burden you or unreasonably interfere with your subsequent employment or other business or personal affairs. Such cooperation includes making yourself available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable and pre-approved out-of-pocket expenses you incur in connection with any such cooperation, excluding forgone wages, salary, or other compensation, and will accommodate your scheduling needs.

13. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under the Agreement to which you would not otherwise be entitled, including but not limited to your eligibility for the Transition Period, the Termination Benefits and the Consulting Relationship, you (for yourself and for any person who may make a claim by or through you (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely release the Company and its current and former predecessors, successors, direct and indirect parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the “Entities”) and each of the Entities’ respective current and former directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or any other member of the Company Group, or the termination of that employment or those services; (ii) except as provided for in this Agreement, all claims related to your compensation or benefits from the Company or any other member of the Company Group, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits (pursuant to the Employment Agreement, or otherwise), notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, restricted stock units, or any other ownership interests in the Company or any other member of the Company Group or their predecessors; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees. You acknowledge and agree that the release of claims provided in this Section 13 is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period and your eligibility for Termination Benefits and Consulting Relationship that you were not otherwise eligible to receive.

(c) Excluded Claims. The Released Claims in this Agreement do not include (i) any rights to indemnification you may have pursuant to the terms and conditions of the Company Group’s governing corporate documents, pursuant to any written indemnification agreement with the Company Group to which you are a party (including, but not limited to, your Employment Agreement), under applicable law, or pursuant to the terms and conditions of any directors and officers’ liability insurance policy of any member of the Company Group; (ii) your rights to enforce the terms of this Agreement, (iii) any rights that are not waivable as a matter of law, including without limitation, any rights you may have to seek unemployment or workers’ compensation benefits, and (iv) any rights you may have under the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.

(d) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

14. Protected Rights. You understand that nothing in this Agreement or the Secondary General Release prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). Neither this Agreement nor the Secondary General Release limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. While this Agreement and the Secondary General Release do not limit your right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government-administered whistleblower award program, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement and the Secondary General Release. Nothing in this Agreement or the Secondary General Release prevents you from discussing or disclosing employee wages, benefits or terms and conditions of employment, or information about unfair or unlawful acts or employment practices in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, you further acknowledge that the Company has advised you that you will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

15. Representations. You hereby represent that, as of the date you execute this Agreement: you have been paid all compensation owed and payable through the date of this Agreement and for all time worked; you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA or any applicable federal or state law or Company policy through the date of this Agreement; and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim. You further acknowledge and represent that: (a) you are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) you have made your own investigation of the facts and you are relying solely upon your own knowledge; (c) you are knowingly waiving any claim that this Agreement was induced by any misrepresentation or nondisclosure; (d) you have read and understand the terms and effect of this Agreement; and (e) you are knowingly and voluntarily agreeing to all of the terms set forth in this Agreement and to be bound by this Agreement.

16. General. This Agreement, along with Exhibit A and the Continuing Obligations detailed in Section 9 above (which are separate agreements and obligations that shall remain in full force and effect in accordance with their terms following the Separation Date (or Early Separation Date, as applicable)), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and terminates any other agreements, promises, warranties or representations by and between you, the Company and all other members of the Company Group concerning its subject matter (including but not limited to the Employment Agreement). Notwithstanding the foregoing, this Agreement does not affect or otherwise abrogate any of the protections, indemnification or other terms and conditions of the Company’s certificate of incorporation, by-laws or other agreements, or any successor or amended certificate, by-laws or other agreements, applicable and relating to your services on the Board. This Agreement may not be modified or amended except in a writing signed by both you and the Company’s Board of Directors. This Agreement is governed by the laws of the State of California, without reference to conflicts of law principles, and will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Review of Agreement; Advice of Counsel; Expiration of Offer. You understand that you may take up to five (5) business days from the date of this Agreement to consider this Agreement (the “Consideration Period”). The Company’s offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. You are hereby advised to consult with an attorney prior to signing this Agreement. You may sign this Agreement before the end of the Consideration Period, and if you do so, you acknowledge and agree that your decision to accept such shortening of time was knowing and voluntary and was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so.

18. Indemnification. The Consulting Services shall be a “Covered Event” under Employee’s Indemnification Agreement, dated January 6, 2020, by and between Employee and the Company.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below on or within five (5) business days from the date of this Agreement and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Atara Biotherapeutics, Inc.

By: /s/ William K. Heiden

Name: William K. Heiden

Title: Authorized Board Member

Agreed and Acknowledged:

/s/ Pascal Touchon

Pascal Touchon

Date: August 12, 2024

EXHIBIT A – SECONDARY GENERAL RELEASE OF CLAIMS

EXHIBIT A

SECONDARY GENERAL RELEASE OF CLAIMS

(TO BE SIGNED ON OR WITHIN 21 CALENDAR DAYS OF THE
SEPARATION DATE OR EARLY SEPARATION DATE, AS APPLICABLE)

If I choose to sign and return this Secondary General Release of Claims (the “General Release”), and allow it to become effective by its terms, the Company will provide me with the Termination Benefits and Consulting Relationship set forth in Sections 4 and 5 of the Transition, Separation and Consulting Agreement between me and the Company dated August 12, 2024 (the “Agreement”). I understand that I am not entitled to the Termination Benefits and/or the Consulting Relationship unless I sign and return this General Release to the Company on or within twenty-one (21) calendar days following the Separation Date (or Early Separation Date, as applicable), and allow it to become effective by its terms. Capitalized terms used in this General Release that are not defined herein shall have the meaning as defined in the Agreement.

General Release. In exchange for the consideration provided to me under the Agreement to which I would not otherwise be entitled, including but not limited to the Termination Benefits and Consulting Relationship in Sections 4 and 5 therein, I (for me and for any person who may make a claim by or through me (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely release Atara Biotherapeutics, Inc. and its current and former predecessors, successors, parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the “Entities”) and each of the Entities’ respective current and former directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”) of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this General Release (collectively, the “Released Claims”).

Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with or services for any member of the Company Group, or the termination of that employment or those services; (ii) all claims related to my compensation or benefits from any member of the Company Group, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits (pursuant to the Employment Agreement or otherwise), notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, restricted stock units, or any other ownership interests in the Company or any other member of the Company Group; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees, and/or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990 and all similar state and local laws, the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, the “ADEA”) and all similar state and local laws, the federal Family and Medical Leave Act and all similar state and local laws (the “FMLA”), the federal Equal Pay Act and all similar state and local laws, the federal Employee Retirement Income Security Act of 1974, the Federal Fair Credit Reporting Act and all similar state and local laws, the California Fair Employment and Housing Act, the California Labor Code, and any and all claims arising from or related to any other federal, state or local fair employment practices act, statute, code, regulation, and/or ordinance. I acknowledge that I have been advised, consistent with California Government Code Section 12964.5(b)(4), that I had the right to consult an attorney regarding this General Release and that I was given a reasonable time period of not less than five (5) business days in which do so.

Excluded Claims. The Released Claims in this General Release do not include (i) any rights to indemnification I may have pursuant to the terms and conditions of the Company Group’s governing corporate documents, pursuant to any written indemnification agreement with the Company Group to which I am a party, under applicable law, or pursuant to the terms and conditions of any directors and officers’ liability insurance policy of any member of the Company Group; (ii) my rights to enforce the terms of the Agreement, or (iii) any rights that are not waivable as a matter of law, including without limitation, any rights I may have to seek unemployment or workers’ compensation benefits.

ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this General Release; (ii) I should consult with an attorney prior to signing this General Release; (iii) I have twenty-one (21) calendar days to consider this General Release (although I may choose voluntarily to sign it earlier; but no earlier than the Separation Date (or Early Separation Date, as applicable)); (iv) I have seven (7) calendar days following the date I sign this General Release to revoke my acceptance of the General Release (by providing written notice of my revocation to Amar Murugan, the Company’s Chief Legal Officer); and (v) this General Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that I sign this General Release, provided that I do not revoke my acceptance (the “General Release Effective Date”).

Waiver of Unknown Claims. In giving the releases set forth in this General Release, which include claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Signature Page to General Release

Agreed and Acknowledged:

Pascal Touchon

Date:

EXHIBIT B

WAIVED EQUITY AWARDS

Type of Award	Grant Date	Exercise Price Per Share	Number of Shares Outstanding (as of August 5, 2024)
Nonqualified Stock Option	June 24, 2019	$510.75	9,000
Nonqualified Stock Option	March 1, 2020	$303.75	9,680
Nonqualified Stock Option	March 1, 2021	$427.63	7,075

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